Exhibit 5.1
June 18, 2009
CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, NH 03833
Ladies and Gentlemen:
We are furnishing this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of CPEX Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, to be filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement relates to 100,000 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value per share, that may be offered from time to time pursuant to the provisions of the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”).
We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. We have made such examination as we consider necessary to render this opinion.
Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
The opinion expressed above is limited to the laws of the State of Delaware and the federal laws of the United States.
We consent to your filing this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP